Exhibit 99.1

Sila Realty Trust to be Acquired by Affiliates of Blue Owl for $2.4 Billion

TAMPA and New York, April 20, 2026 – Sila Realty Trust, Inc. (NYSE: SILA) (“Sila”, the “Company”) and certain affiliates of Blue Owl Capital Inc. (NYSE: OWL) (“Blue Owl”) today announced that Sila has entered into a definitive merger agreement pursuant to which certain affiliates of Blue Owl Real Estate Capital LLC will acquire all outstanding shares of common stock of Sila Realty Trust, Inc. for $30.38 per share in an all-cash transaction valued at approximately $2.4 billion.

The purchase price represents a 19.0% premium to Sila’s closing stock price of $25.53 on April 17, 2026, the last full trading day prior to the transaction announcement and a 25.6% premium to the 30-trading day volume-weighted average price.

“I am extremely proud of the company that we have built at Sila Realty Trust,” stated Michael A. Seton, President and Chief Executive Officer of the Company. “Our success in curating a portfolio of high-quality net lease healthcare properties is a testament to the vision, skill, dedication, and culture to which all my colleagues have contributed. Sila’s management team’s unwavering commitment to put our shareholders as our top priority is evidenced by the undertaking of a strategic process and execution of this transaction with Blue Owl managed funds, the leading global investor in net lease assets and sale-leasebacks. The consummation of this transaction will provide significant and immediate realized benefit to our shareholders. I am grateful for the unwavering support of my colleagues and their collective commitment to putting our shareholders first.”

“We are extremely excited to acquire one of the best‑in‑class healthcare net lease portfolios in the market,” said Marc Zahr, Co-President and Global Head of Real Assets at Blue Owl. “Michael and the Sila team have curated a highly diversified collection of critically important healthcare assets across the continuum of care, underpinned by strong tenant fundamentals, long‑term triple‑net leases, and robust rent coverage. This transaction provides us with a compelling opportunity to acquire a scaled portfolio with durable cash flows and attractive long‑term growth characteristics, while further expanding Blue Owl managed funds’ exposure to an asset class and sector we view as both resilient and essential given its critical role in both society and the economy.”

Transaction Details

The transaction, which has been unanimously approved by Sila’s Board of Directors, is expected to close in the second or third quarter of 2026, subject to approval by Sila’s shareholders and other customary closing conditions. During the pendency of the transaction, Sila intends, and is permitted to under the merger agreement, to pay up to two regular quarterly dividends.  Subject to and upon completion of the transaction, Sila will become a private company, and shares of Sila’s common stock will be de-registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will no longer trade on the New York Stock Exchange.

Sila First Quarter 2026 Results

As a result of today’s announcement, Sila does not expect to host a conference call and webcast to discuss its financial results for the quarter ended March 31, 2026.  Sila intends to file a Form 10-Q for the quarter ended March 31, 2026 within applicable U.S. Securities and Exchange Commission (“SEC”) deadlines.

Advisors

BofA Securities is serving as Sila’s exclusive financial advisor. Hogan Lovells US LLP is serving as the Company’s legal counsel.

Citigroup Global Markets Inc. is acting as lead financial advisor to Blue Owl with Truist Securities, Inc. also acting as financial advisor and Newmark Group, Inc. serving as real estate advisor. Kirkland & Ellis LLP is serving as legal advisor to Blue Owl. Dechert LLP is serving as legal advisor to Citigroup Global Markets Inc. and Truist Securities, Inc.

About Sila Realty Trust, Inc.

Sila Realty Trust, Inc., headquartered in Tampa, Florida, is a net lease real estate investment trust with a strategic focus on investing in the growing and resilient healthcare sector. The Company invests in high quality healthcare facilities along the continuum of care in the pursuit of generating predictable, durable, and growing income streams. Sila’s portfolio comprises high quality tenants in geographically diverse facilities, which are positioned to capitalize on the dynamic delivery of healthcare to patients. As of March 31, 2026, the Company owned 137 real estate properties and three undeveloped land parcels, located in 65 markets across the United States. For more information, please visit the Company’s website at www.silarealtytrust.com.

About Blue Owl Capital Inc.

Blue Owl (NYSE: OWL) is a leading asset manager that is redefining alternatives®. With over $307 billion in assets under management as of December 31, 2025, we invest across three multi-strategy platforms: Credit, Real Assets, and GP Strategic Capital. Anchored by a strong permanent capital base, Blue Owl provides businesses with private capital solutions to drive long-term growth and offer institutional investors, individual investors, and insurance companies differentiated alternative investment opportunities that aim to deliver strong performance, risk-adjusted returns, and capital preservation. Together with approximately 1,365 experienced professionals globally, Blue Owl brings the vision and discipline to create the exceptional. To learn more, visit www.blueowl.com.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company intends to file with the SEC a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC (if and when it becomes available), the Company will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document which the Company may file with the SEC. INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proposals for consideration by the Company’s shareholders regarding the transaction will be made solely through the proxy statement. The definitive proxy statement, the preliminary proxy statement and any other documents filed by the Company with the SEC (when available) may be obtained free of charge at the SEC’s website at www.sec.gov or by accessing the Investor Relations section of the Company’s website at www.silarealtytrust.com or by contacting the Company’s Investor Relations by email at IR@silarealtytrust.com

No Offer or Solicitation

This communication is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, or the solicitation of an offer to subscribe for, buy or sell, or an invitation to subscribe for, buy or sell, any securities, or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”), and otherwise in accordance with applicable law.

Participants in the Solicitation

The Company and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed transaction. Information about the Company’s directors and executive officers and their ownership of the Company’s securities is set forth in the Company’s proxy statement on Schedule 14A for its 2025 annual meeting of shareholders, filed with the SEC on April 4, 2025, and subsequent documents filed with the SEC.

Additional information regarding the identity of participants in the solicitation of proxies, and a description of their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

Forward-Looking Statements

Certain statements contained herein, other than historical fact, regarding the proposed transaction, including any statements regarding the expected timetable for completing the proposed transaction and benefits of the proposed transaction, and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical, may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Exchange Act, as amended, and are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties. No forward-looking statement is intended to, nor shall it, serve as a guarantee of future performance. You can identify the forward-looking statements by the use of words such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” "seek," "endeavor," and other similar terms and phrases. Forward-looking statements are subject to various risks and uncertainties and factors that could cause actual results to differ materially from the Company’s expectations, and you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company’s control and could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Some of the factors that may affect outcomes and results include, but are not limited to: (i) risks associated with the Company’s ability to obtain the shareholder approval required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction would not occur, (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement and the costs related to such proceedings, (iii) the risk that shareholder litigation or other proceedings in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability, (iv) unanticipated difficulties or expenditures relating to the proposed transaction, the response of the Company’s tenants and business partners to the announcement of the proposed transaction, potential difficulties with the Company’s ability to retain and hire key personnel and maintain its business relationships, including those with tenants and other third parties as a result of the proposed transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction, (v) changes affecting the real estate industry and changes in market and economic conditions, including tariffs, geopolitical tensions and elevated inflation and interest rates that may adversely impact the Company or its tenants, (vi) fluctuations in interest rates and the costs and availability of financing, (vii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement, (viii) the ability to recognize the anticipated benefits of the transaction and (ix) the risk that the Company’s stock price may decline significantly if the transaction is not consummated.  Additional factors include those described under the section entitled Item 1A. “Risk Factors” of Part I of the Company’s 2025 Annual Report on Form 10-K, as filed with the SEC on February 25, 2026, a copy of which is available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Investor Contacts:

Sila

Miles Callahan, Senior Vice President of Acquisitions, Capital Markets and Research and Credit
833-404-4107
IR@silarealtytrust.com

Media Contact (Blue Owl)
media@blueowl.com